Exhibit 99.1

Speed Commerce Announces Restructuring of its Series C Preferred Stock

DALLAS, March 16, 2015 (GLOBE NEWSWIRE) -- Speed Commerce, Inc. (the "Company") (Nasdaq:SPDC), a vertically integrated, multi-channel platform of e-commerce services and distribution solutions, announced today that it has restructured the terms of its outstanding Series C Convertible Preferred Stock (the “Series C Preferred Stock”) to, among other things, lower the annual dividend rate from 7% to 5%, reduce the conversion price at which shares will convert into the Company’s common stock from $3.00 to $1.50, reduce the price at which the Company has the right to force the conversion of the preferred stock from $5.00 to $2.50 and limit the voting rights of the holders in compliance with NASDAQ rules. The restructuring was effected by exchanging one share of a newly established Series D Convertible Preferred Stock (the “Series D Preferred Stock”), which has a stated value of $30 per share, for each ten shares of outstanding Series C Preferred Stock, which has a stated value of $3 per share, plus accrued dividends. In the exchange, the Company issued a total of 344,001.10 shares of Series D Preferred Stock.

The Series D Preferred Stock will accrue cumulative dividends at an annual rate of 5% payable in cash or in additional shares of Series D Preferred Stock, at the Company's option, subject to certain limitations. The Series D Preferred Stock is convertible at any time into common stock of the Company at a conversion price of $1.50 per share (subject to adjustment) and the Company has the right to force the conversion of the Series D Preferred Stock into shares of the Company’s common stock in the event the common stock trades above $2.50 per share (subject to adjustment) for 28 trading days in a 30 consecutive trading day period provided that the conversion shares are registered pursuant to an effective registration statement and certain other conditions are met. In connection with the exchange, the Company also entered into a Registration Rights Agreement which requires the Company to register the shares of common stock of the Company that are issuable upon the conversion of the Series D Preferred Stock. The Series D Preferred Stock has not been registered under the Securities Act of 1933, as amended, and may not be offered and sold in the United States absent registration or an applicable exemption from such registration requirements.

About Speed Commerce

Speed Commerce, Inc. (NASDAQ: SPDC) is a single-source provider of ecommerce technology and services that help retailers and manufacturers acquire new customers by providing personalized, relevant experiences. Services include ecommerce platform development; hosting, managed ecommerce, and marketing services; order and inventory management; pick, pack, and ship; returns processing; and 24/7 customer care. For additional information, please visit the company's website at www.speedcommerce.com.

Safe Harbor

The statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties. A detailed statement of risks and uncertainties is contained in the Company's filings with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press are made only as of the date of this press release and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investor Relations

Liolios Group, Inc.

Cody Slach

Tel 1-949-574-3860

SPDC@liolios.com